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Filed pursuant to Rule 424(b)(2)
Registration No. 333-220882

This preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the U.S. Securities and Exchange Commission and is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these notes and they are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 21, 2020

Preliminary Prospectus Supplement
(To Prospectus dated October 10, 2017)

$

Micron Technology, Inc.

              % Senior Notes due 20

        Micron Technology, Inc. is offering $            aggregate principal amount of        % senior notes due 20    (the "notes").

        The notes will bear interest at the rate of        % per year. Interest will be payable semi-annually in arrears on                and            of each year, beginning                 , 2020.

        The notes will mature on                , 20    .

        We may redeem some or all of the notes, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) a make-whole amount (as described in the section entitled "Description of the Notes—Optional Redemption"), plus accrued and unpaid interest thereon to, but excluding, the redemption date. See "Description of the Notes—Optional Redemption" in this prospectus supplement for more information. We will be required to make an offer to purchase the notes, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of purchase, upon the occurrence of a Change of Control Triggering Event (as defined herein). See the section entitled "Description of the Notes—Repurchase of Notes Upon a Change of Control Triggering Event" for more information.

        The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness from time to time outstanding.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-9 for a discussion of certain risks that should be considered in connection with an investment in the notes.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discount(2)	Proceeds to us, before expenses(1)

Per Note	%	%	%

Total	$	$	$

(1)
Plus accrued interest, if any, from                , 2020.

(2)
The underwriters have agreed to reimburse us for certain expenses in connection with the offering. See "Underwriting (Conflicts of Interest)."

        Interest on the notes will accrue from                , 2020. The notes will be issued in registered, book-entry form only without interest coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

        The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, S.A., on or about                , 2020.

Joint Book-Running Managers

Citigroup	Credit Suisse	Morgan Stanley

                , 2020

Prospectus Supplement

Prospectus

S-i

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include statements that are, or may be deemed, "forward-looking statements." You can identify forward-looking statements by the use of forward-looking terminology including "anticipates," "believes," "estimates," "expects," "future," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" and similar expressions or the negative of these words and phrases, other variations of these words and phrases or comparable terminology.

        The forward-looking statements relate to, among other things:

  •
  the direct and indirect impacts of COVID-19 on our business;

  •
  statements such as those made regarding underutilization of our Lehi, Utah manufacturing capacity (previously known as IM Flash Technologies, LLC and now known as Micron Technology Utah, LLC);

  •
  our expectation, from time to time, to engage in additional financing transactions;

  •
  the sufficiency of our cash and investments, cash flows from operations, and available financing; and

  •
  capital spending in 2020.

        Our actual results could differ materially from our historical results and those discussed in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to those identified in the section titled "Risk Factors" of this prospectus supplement and in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated by reference herein and as may be updated in filings we make with the U.S. Securities and Exchange Commission (the "SEC"). The forward-looking statements contained herein are based on information available to us as of the date of this prospectus supplement and are based on management's current views and assumptions and should not be relied upon as representing our views as of any subsequent date.

        All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus supplement and any other cautionary statements that may accompany such forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

S-ii

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus dated October 10, 2017 are part of a registration statement that we filed with the SEC, using a "shelf" registration process. Under this shelf registration process, we may from time to time offer to sell securities, in one or more offerings. We provide information to you about this offering of the notes in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the heading "Where You Can Find More Information."

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus filed by us with the SEC. Neither we nor the underwriters have authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy our securities other than the notes described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates or as otherwise specified therein. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

        You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the notes offered by this prospectus supplement.

        Unless the context requires otherwise or unless otherwise specified, references in this prospectus supplement to "Micron," "we," "our," "us" and the "Company" refer to Micron Technology, Inc. and our consolidated subsidiaries.

S-iii

SUMMARY

        This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because the following is only a summary, it does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement as well as the accompanying prospectus, including the factors described under the heading "Risk Factors" included in this prospectus supplement, our Annual Report on Form 10-K for the year ended August 29, 2019, our Quarterly Report on Form 10-Q for the quarter ended February 27, 2020, documents that we subsequently file with the SEC and the financial statements and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

 Micron Technology, Inc.

Overview

        We are an industry leader in innovative memory and storage solutions. Through our global brands, Micron® and Crucial®, our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, 3D XPoint memory, and NOR, is transforming how the world uses information to enrich life. Backed by more than 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, 5G, machine learning, and autonomous vehicles, in key market segments like mobile, data center, client, consumer, industrial, graphics, automotive, and networking.

        We manufacture our products at our wholly-owned facilities and also utilize subcontractors to perform certain manufacturing processes. In recent years, we have increased our manufacturing scale and product diversity through strategic acquisitions, expansion, and various partnering arrangements.

        We make significant investments to develop proprietary product and process technology, which are implemented in our manufacturing facilities. We generally increase the density per wafer and reduce manufacturing costs of each generation of product through advancements in product and process technology, such as our leading-edge line-width process technology and 3D NAND architecture. We continue to introduce new generations of products that offer improved performance characteristics, including higher data transfer rates, advanced packaging solutions to meet industry standards, lower power consumption, improved read/write reliability, and increased memory density. Our managed NAND and SSD storage products, which incorporate NAND, a controller, and firmware, constitute a significant portion of our revenue. We have developed proprietary firmware and controllers, which are included in certain of our SSDs. Development of advanced technologies enables us to diversify our product portfolio toward a richer mix of differentiated, high-value solutions and to target high-growth markets.

Recent Developments Regarding COVID-19

        Events surrounding the ongoing COVID-19 outbreak have resulted in a reduction in economic activity across the globe. The severity and duration of these economic repercussions remain largely unknown and ultimately will depend on many factors, including the speed and effectiveness of the containment efforts throughout the world. While we have observed demand increases in some areas of our business that support the stay-at-home economy, such as products used in datacenter infrastructure, gaming, notebook computers and similar applications, we have also observed demand decreases in other categories such as smartphones, consumer electronics, and automobiles. The extent to which COVID-19 will impact demand for our products depends on future developments, which are highly uncertain and very difficult to predict, including new information that may emerge concerning the severity of the coronavirus and actions to contain and treat its impacts. While all our global sites are currently operational, our manufacturing site in Malaysia is currently operating at reduced utilization levels due to local conditions and restrictions related to COVID-19. Other facilities could also be required to temporarily curtail production levels or temporarily cease operations based on governmental mandates.

        From the start of the COVID-19 outbreak, we proactively implemented preventative protocols intended to safeguard our team members, contractors, suppliers and customers, and ensure business continuity in the event government restrictions or severe outbreaks impact our operations at certain sites. We remain committed to the health and safety of our team members, contractors, suppliers, customers, and communities, and are following governmental policies and recommendations designed to slow the spread of COVID-19.

        Our efforts to respond to the COVID-19 outbreak include the following:

  •
  We have put health screenings in place, required social distancing, and have established team separation protocols at our facilities. We are also prohibiting visitors, have suspended business travel, and require team members to work from home to the extent possible. Where work from home is not possible, all on-site team members must pass through thermal scanning equipment to ensure they do not have an elevated body temperature and must wear a mask at all times.

  •
  To respond to changing market conditions, we have shifted some supply from markets which have experienced declines in demand, such as smartphones, to markets that have experienced demand increases, such as datacenter markets.

  •
  We have evaluated our supply chain and communicated with our suppliers to identify supply gaps and taken steps to ensure continuity. In some cases, we have added alternative suppliers and increased our on-hand inventory of raw materials needed in our operations.

  •
  We have added assembly and test capacity to provide redundant manufacturing capability through our network of captive and external partners.

  •
  We are evaluating all our construction projects across our global manufacturing operations and enacting protocols to enhance the safety of our team members, suppliers, and contractors.

  •
  We have developed strategies and are implementing measures to respond to a variety of potential economic scenarios, such as limitations on new hiring, suspension of business travel, and reductions in discretionary spending.

  •
  We are working with government authorities in the jurisdictions where we operate, and continuing to monitor our operations in an effort to ensure we follow government requirements, relevant regulations, industry standards, and best practices to help safeguard our 37,000 team members in 18 countries, while safely continuing operations to the extent possible at our sites across the globe.

        As a precautionary measure, to increase our cash position and preserve financial flexibility in light of the uncertainty in the global markets resulting from COVID-19, on March 13, 2020, we drew the $2.50 billion available under our revolving credit facility. We intend to use the net proceeds from this offering to repay a portion of the outstanding borrowings under our revolving credit facility. See "Use of Proceeds."

        We believe these actions are appropriate and prudent to safeguard our team members, contractors, suppliers, customers, and communities, while allowing us to safely continue operations, but we cannot predict how the steps we, our team members, government entities, suppliers, or customers take in response to the COVID-19 outbreak will impact our business, outlook, or results of operations. Please also see the discussion related to COVID-19 in our Quarterly Report on Form 10-Q for the fiscal quarter ended February 27, 2020 generally and the risk factor set forth herein under "Risk Factors—Risks Related to COVID-19".

        We were originally incorporated in Idaho in 1978. In 1984, we were reincorporated in Delaware. Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and our telephone number is (208) 368-4000. Information about the Company is available on the internet at www.micron.com. The information contained or incorporated in our website is not part of this prospectus supplement or the accompanying prospectus. You should not rely on any such information in making your decision whether to purchase the notes.

 The Offering

        The following summary contains basic information about the notes and is not a complete description of the offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. Thus, it does not contain all the information that is important to you. For a more detailed description of the notes you should read the section titled "Description of the Notes" in this prospectus supplement. In this section, references to "Micron," "us," "we," "our" or the "Company" refer only to Micron Technology, Inc. and not to any of its subsidiaries.

Issuer	Micron Technology, Inc.
Securities Offered	$ aggregate principal amount of % Senior Notes due 20 .
Maturity	The notes will mature on , 20 .
Interest and Payment Dates	% per year on the principal amount of the notes. Interest is payable on the notes on and of each year after the date of issuance, commencing , 2020. Interest on the notes will accrue from , 2020.
Ranking of the Notes	The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness from time to time outstanding.
As of February 27, 2020 and after giving pro forma effect to our borrowing of $2.50 billion in aggregate principal amount under our revolving credit facility on March 13, 2020:

•

we had approximately $7.55 billion aggregate principal amount of indebtedness (excluding indebtedness of our subsidiaries including approximately $70 million principal amount of indebtedness of our subsidiaries that is guaranteed by us), of which $102 million was our secured indebtedness;

•

and our subsidiaries had outstanding liabilities (including trade payables and indebtedness to third parties at the full stated amount thereof but excluding intercompany indebtedness and other obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) of approximately $6.0 billion, all of which will be structurally senior to the notes with respect to claims on the assets and cash flows of our subsidiaries.

Sinking Fund	None.

Optional Redemption

The notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the make-whole amount (as described in the section entitled "Description of the Notes—Optional Redemption"), plus accrued and unpaid interest thereon to, but excluding, the redemption date. See "Description of the Notes—Optional Redemption."

Mandatory Offer to Repurchase Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event (as defined elsewhere in this prospectus supplement), we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but excluding, the date of purchase. See "Description of the Notes—Repurchase of Notes Upon a Change of Control Triggering Event."

Certain Covenants

The indenture that will govern the notes contains covenants that, subject to significant exceptions, limit our ability and/or the ability of our restricted subsidiaries (which are generally domestic subsidiaries in which we own at least 80% of the voting stock and which own Principal Property (as defined herein)) to:

•

create or incur certain liens on Principal Property owned by us or a Restricted Subsidiary and shares of capital stock of any restricted subsidiary and enter into sale and lease-back transactions with respect to Principal Property; and

• consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our assets, to another person.
These covenants are subject to a number of important limitations and exceptions as described under "Description of the Notes—Certain Covenants."
No Prior Market; No Listing

The notes will be a new issue of securities for which there is currently no established public market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making with respect to the notes at any time without notice. Accordingly, a liquid market for the notes may not develop or be maintained. See "Risk Factors—Risks Related to the Notes—Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes."

We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system.

Use of Proceeds

We estimate net proceeds from this offering, after deducting underwriter discount and other estimated offering expenses, will be approximately $            . We intend to use the net proceeds of the offering to repay a portion of the outstanding borrowings under our existing revolving credit facility. See "Use of Proceeds."

Risk Factors

You should carefully consider all of the information set forth in this prospectus supplement and the accompanying prospectus and the documents, including the information incorporated by reference, and, in particular, should evaluate the specific factors set forth in this prospectus supplement under "Risk Factors" for an explanation of certain risks you should consider before investing in the notes.

Form and Denomination

The notes will be issued in the form of one or more fully registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global notes will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company ("DTC"). Except in the limited circumstances described under "Description of the Notes—Book-Entry, Form, Denomination and Delivery of Notes," notes in certificated form will not be issued or exchanged for interests in global securities. Investors may hold their interests in a global note directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, S.A. ("Clearstream"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers' securities accounts in the depositaries' names on the books of DTC.

Trustee, Registrar and Paying Agent	U.S. Bank National Association.
Governing Law	The indenture and the notes will be governed by the laws of the State of New York.
Conflicts of Interest

Affiliates of certain underwriters will receive at least 5% of the net offering proceeds in connection with the repayment of a portion of the outstanding borrowings under our revolving credit facility. See "Use of Proceeds." Accordingly, this offering is made in compliance with the requirements of Rule 5121 of Financial Industry Regulatory Authority, Inc. ("FINRA"). Because the notes offered hereby have an investment grade rating, the appointment of a qualified independent underwriter will not be necessary. The underwriters subject to FINRA Rule 5121 will not confirm sales of the securities to any account over which they exercise discretionary authority without the prior written approval of the customer.

Summary Consolidated Financial Data

        Our summary consolidated financial information presented below as of and for the three fiscal years ended August 29, 2019 has been derived from our audited consolidated financial statements. The summary consolidated statement of operations data below for the six-month periods ended February 27, 2020 and February 28, 2019, and the summary consolidated balance sheet data as of February 27, 2020, have been derived from our unaudited consolidated financial statements that are incorporated by reference herein. In the opinion of management, such unaudited interim financial data contains all adjustments necessary for the fair statement of our financial position and results of operations as of and for such periods. Our historical results, including our operating results for the six months ended February 27, 2020, are not necessarily indicative of results that may be expected for future periods or for the full year. Our summary consolidated financial information set forth below should be read in conjunction with our consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which can be found in our Annual Report on Form 10-K for the fiscal year ended August 29, 2019 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended February 27, 2020, which are each incorporated by reference herein.

	Fiscal Year Ended			Six Months Ended
(In millions)	August 29, 2019	August 30, 2018	August 31, 2017	February 27, 2020	February 28, 2019
Consolidated Statement of Operations Data:
Revenue	$23,406	$30,391	$20,322	$9,941	$13,748
Cost of goods sold	12,704	12,500	11,886	7,220	6,269

Gross margin	10,702	17,891	8,436	2,721	7,479
Operating expenses:
Selling, general and administrative	836	813	743	434	418
Research and development	2,441	2,141	1,824	1,321	1,212
Other operating (income) expense, net	49	(57)	1	8	133

Operating income	7,376	14,994	5,868	958	5,716
Interest income (expense), net	77	(222)	(560)	(15)	36
Other non-operating income (expense), net	(405)	(465)	(112)	45	(75)

	7,048	14,307	5,196	988	5,677
Income tax provision	(693)	(168)	(114)	(76)	(757)
Equity in net income (loss) of equity method investees	3	(1)	8	3	1

Net income	6,358	14,138	5,090	915	4,921
Net income attributable to noncontrolling interests	(45)	(3)	(1)	(19)	(9)

Net income attributable to Micron	$6,313	$14,135	$5,089	$896	$4,912

	As of
(In millions)	August 29, 2019	August 30, 2018	August 31, 2017	February 27, 2020
Balance Sheet Data:
Cash and equivalents and short-term investments	$7,955	$6,802	$5,428	$7,481
Other current assets	8,548	9,237	7,029	8,495
Long-term marketable investments	1,164	473	617	586
Total assets	48,887	43,376	35,336	49,648
Current debt	1,310	859	1,262	237
Long-term debt	4,541	3,777	9,872	5,188
Total Micron shareholders' equity	35,881	32,294	18,621	37,023
Noncontrolling interests in subsidiaries	889	870	849	—

RISK FACTORS

        In considering whether to purchase the notes, you should carefully consider all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors in our Quarterly Report on Form 10-Q for the quarter ended February 27, 2020 as well as the risk factors described below, which are not exhaustive. In this section, references to "Micron," "us," "we," or "our" refer only to Micron Technology, Inc. and not to any of its subsidiaries.

 Risks Related to Our Business

        We hereby incorporate by reference the risk factors in Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended February 27, 2020.

Risks Related to COVID-19

        The effects of the COVID-19 outbreak could adversely affect our business, results of operations, and financial condition.

        The effects of the public health crisis caused by the COVID-19 outbreak and the measures being taken to limit COVID-19's spread are uncertain and difficult to predict, but may include:

  •
  A decrease in short-term and/or long-term demand and/or pricing for our products, and a global economic recession or depression that could further reduce demand and/or pricing for our products, resulting from actions taken by governments, businesses, and/or the general public in an effort to limit exposure to and spreading of COVID-19, such as travel restrictions, quarantines, and business shutdowns or slowdowns;

  •
  Negative impacts to our operations, including:

  •
  reductions in production levels, R&D activities, product development, technology transitions, yield enhancement activities, and qualification activities with our customers resulting from our efforts to mitigate the impact of COVID-19 through social-distancing measures we have enacted at our locations around the world in an effort to protect our employees' and contractors' health and well-being, including working from home, limiting the number of meeting attendees, reducing the number of people in our sites at any one time, quarantines of team members, contractors or vendors who are at risk of contracting, or have contracted, COVID-19, and suspending team member and vendor travel ("Social Distancing Measures");

  •
  increased costs resulting from our efforts to mitigate the impact of COVID-19 through Social Distancing Measures, enhanced cleaning measures and the increased use of personal protective equipment at our sites;

  •
  increased costs of transportation, raw materials or other inputs necessary for the operation of our business;

  •
  reductions in or cessation of operations at any site or in any jurisdiction resulting from government restrictions on movement and/or business operations or our failure to prevent and/or adequately mitigate spread of COVID-19 at one or more of our sites; and

  •
  our inability to continue or resume construction projects due to delays in obtaining materials, equipment, labor, engineering services, government permits or any other essential aspect of projects, which could impact our ability to introduce new technologies, reduce costs or meet customer demand;

  •
  Deterioration of worldwide credit and financial markets that could limit our ability to obtain external financing to fund our operations and capital expenditures, result in losses on our holdings of cash and investments due to failures of financial institutions and other parties, and result in a higher rate of losses on our accounts receivables due to credit defaults; and

  •
  Disruptions to our supply chain in connection with the sourcing and transportation of materials, equipment and engineering support, and services from or in geographic areas that have been impacted by COVID-19 and by efforts to contain the spread of COVID-19.

        The resumption of normal business operations after such interruptions may be delayed or constrained by lingering effects of COVID-19 on our team members, contractors, suppliers, third-party service providers, and/or customers.

        These effects, alone or taken together, could have a material adverse effect on our business, results of operations, legal exposure, or financial condition. A sustained, prolonged or recurring outbreak could exacerbate the adverse impact of such measures.

Risks Related to the Notes

         We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the notes.

        Our ability to make payments on and to refinance our indebtedness, including the notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. We cannot assure you that we would be able to implement any of these alternatives on satisfactory terms or at all. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due.

        If we are unable to service our debt obligations from cash flows, we may need to refinance all or a portion of our debt obligations prior to maturity. Our ability to refinance or restructure our debt will depend upon the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

         Despite current indebtedness levels, we are able to incur substantially more debt. This could further exacerbate the risks described herein.

        We and our subsidiaries are able to incur substantial additional indebtedness in the future, including secured indebtedness, and the terms of the indenture governing the notes offered hereby will not fully prohibit us or our subsidiaries from incurring secured indebtedness. If we incur any secured indebtedness without equally and ratably securing the notes offered hereby (as is permitted in certain circumstances), the holders of any such additional secured indebtedness would have payment priority, to the extent of the value of the assets securing such indebtedness (but not the notes), in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. These payment priorities may have the effect of reducing the amount of proceeds paid to you. If we incur any additional indebtedness that ranks pari passu with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. See "Description of the Notes."

         The indenture governing the notes will contain negative covenants that may have a limited effect but these covenants may still restrict the operation of our business.

        The indenture governing the notes will contain limited covenants. These covenants will restrict our ability and/or the ability of our restricted subsidiaries (which are generally domestic subsidiaries in which we own at least 80% of the voting stock and which own Principal Property) to create certain liens on Principal Property owned by us or a restricted subsidiary and shares of capital stock of any restricted subsidiary, enter into certain sale and lease-back transactions with respect to Principal Property and consolidate or merge with or into, or sell substantially all of our assets to, another person. A substantial portion of our assets are owned by and a substantial portion of our operations are conducted through our foreign subsidiaries, none of which are subject to these restrictions. In addition, these limited covenants contain exceptions that will allow us and our restricted subsidiaries to incur liens on Principal Property owned by us or a restricted subsidiary and shares of capital stock of a restricted subsidiary and to enter into sale and lease-back transactions with respect to Principal Property. See "Description of the Notes—Certain Covenants." In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders or other creditors.

        Despite the limited effect of the covenants in the indenture governing the notes, existing or additional indebtedness that we incur in the future may subject us to other restrictions or covenants. Our failure to comply with these restrictions or covenants could result in a default under the agreements governing the relevant indebtedness. If a default under the indenture or any such debt agreement is not cured or waived, the default could result in the acceleration of debt under our debt agreements that contain cross-acceleration or cross-default provisions, which could require us to repurchase or repay debt prior to the date it is otherwise due and that could adversely affect our financial condition. The indenture governing the notes does not have cross-acceleration or cross-default provisions.

        Our ability to comply with covenants contained in the indenture and any other debt agreements to which we may become a party may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Even if we are able to comply with all of the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

         Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries.

        The notes are not required to be guaranteed by any of our subsidiaries. Accordingly, claims of holders of the notes generally will be structurally subordinated to the claims of creditors of our subsidiaries, including trade creditors. The indenture governing the notes does not restrict the ability of our subsidiaries to incur additional unsecured indebtedness, and does not contain any limitations on the amount of other liabilities (such as trade payables) that may be incurred by our subsidiaries. All obligations of our subsidiaries will have to be satisfied before any of the assets of these subsidiaries would be available for distribution, upon a liquidation or otherwise, to us. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. In any of these events, the assets of that subsidiary that are available to us may not be sufficient to pay amounts due on the notes. As of February 27, 2020, our subsidiaries had outstanding liabilities (including trade payables and indebtedness to third parties at the full stated amount thereof but excluding intercompany indebtedness and other obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) of approximately $6.0 billion, all of which will be structurally senior to the notes with respect to claims on the assets and cash flows of our subsidiaries.

         The notes will be unsecured and effectively subordinated to our existing and future secured indebtedness to the extent of the collateral securing such indebtedness (unless the notes are equally and ratably secured with such indebtedness).

        The notes will be general unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness (unless the notes are equally and ratably secured with such indebtedness). Additionally, the indenture governing the notes does not restrict our foreign subsidiaries, joint ventures or certain domestic subsidiaries from incurring secured indebtedness in the future. Additionally, the indenture permits us and our restricted subsidiaries to incur certain kinds of additional secured indebtedness without equally and ratably securing the notes. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any secured indebtedness that is effectively senior to the notes will be entitled to be paid in full from our assets securing such indebtedness before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

         Changes in our credit rating may adversely affect your investment in the notes.

        Our credit rating, any rating that may be assigned to the notes, and the credit ratings assigned to our outstanding debt, including our outstanding senior notes, reflect the rating agencies' assessments of our ability to make payments on our debt when due. Actual or anticipated changes or downgrades in our credit ratings or those of the notes if issued, including any announcement that our ratings are under further review for a downgrade, with respect to the issuance of the notes or our other outstanding debt could increase our corporate borrowing costs and affect the market value of your notes. Also, our credit ratings may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

        A rating is not a recommendation to buy, sell or hold the notes, and there is no assurance that any rating will apply for any given period of time or that a rating may not be adjusted or withdrawn. We cannot be sure that rating agencies will rate the notes or maintain their ratings once issued. Neither we nor any underwriter undertakes any obligation to obtain a rating, maintain the ratings once issued or to advise holders of the notes of any change in ratings.

         Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

        The notes are a new issue of securities for which there is no established trading market. We do not intend to have the notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market-making activities with respect to the notes at any time, for any reason or for no reason, and without notice. If the underwriters cease to act as market makers for the notes, we cannot assure you that another firm or person will make a market in the notes. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:

  •
  the number of holders of notes;

  •
  our operating performance and financial condition;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  prevailing interest rates.

        Historically, the market for investment grade debt has been subject to disruptions that have caused volatility in the prices of securities similar to the notes. The market, if any, for the notes may face similar disruptions that may adversely affect the prices at which you may sell your notes. For instance, an increase in market interest rates may lead potential purchasers of our securities to demand a higher annual yield, which could adversely affect the market price of the notes. Therefore, you may not be able to sell your notes at a particular time and the price that you receive when you sell may not be favorable.

         Upon a Change of Control Triggering Event, we may not have the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of such indenture.

        Upon the occurrence of a Change of Control Triggering Event (as defined in the indenture governing the notes), holders of the notes will have the right to require us to purchase such notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to but excluding the date of purchase as described in "Description of the Notes—Repurchase of Notes upon a Change of Control Triggering Event." The indentures governing our existing convertible senior notes and our existing senior notes and certain other agreements governing our other indebtedness contain a similar provision and agreements governing indebtedness that we may incur in the future may contain similar provisions or provide that a change of control will be a default that permits the lenders to accelerate the maturity of the borrowings thereunder. We may not have sufficient financial resources available to satisfy all of our obligations under the notes in the event of a change of control. Our failure to purchase the notes as required under the indenture would result in a default under such indenture, which could have material adverse consequences for us and the holders of the notes. See "Description of the Notes—Repurchase of Notes upon a Change of Control Triggering Event."

         The provisions of the notes will not necessarily protect you in the event of certain highly leveraged transactions.

        Upon the occurrence of a Change of Control Triggering Event, you will have the right to require us to purchase the notes as provided in the indenture governing the notes, and on the terms set forth in the notes. However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a Change of Control that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction were to occur, the value of your notes could decline.

USE OF PROCEEDS

        We estimate that the net proceeds of the offering, after deducting underwriter discount and other estimated offering expenses, will be approximately $            .

        We intend to use the net proceeds from this offering to repay a portion of the outstanding borrowings under our existing revolving credit facility. Amounts borrowed under the revolving credit facility bear interest at a rate equal to LIBOR plus 1.25% based on our current corporate credit rating and leverage ratio, which interest rate as of April 20, 2020 was 2.18% per annum. Borrowings under our revolving credit facility mature on July 3, 2023 and may be repaid at any time without penalty and may be reborrowed prior to maturity. The portion of the outstanding amount under our existing revolving credit facility that we intend to repay from the net proceeds of this offering was borrowed as a precautionary measure in order to increase our cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from COVID-19.

 CASH AND CAPITALIZATION

        The following table sets forth a summary of our consolidated cash, cash equivalents, short-term investments and long-term marketable investments and capitalization as of February 27, 2020:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to (i) the borrowing of $2.5 billion in aggregate principal amount under our revolving credit facility on March 13, 2020 as if such borrowing had occurred on February 27, 2020; (ii) the issuance of the notes offered by this prospectus supplement as if the offering had occurred on February 27, 2020; and (iii) the application of the net proceeds therefrom as described in "Use of Proceeds" to repay $            in aggregate principal amount of the outstanding borrowings under our existing revolving credit facility.

        This table should be read in conjunction with our consolidated financial statements incorporated by reference in this prospectus supplement.

	As of February 27, 2020
	Actual	As Adjusted
	(dollars in millions)
Cash and equivalents	$7,118	$
Short-term investments	363		363
Long-term marketable investments	586		586

Cash and equivalents, short-term investments and long-term marketable investments	$8,067	$

Current debt:
Finance lease obligations	$153		$153
Micron Memory Japan, G.K. creditor payments	3		3
Term Loan A Credit Facility	62		62
2.125% Convertible Senior Notes due 2033(1)	19		19

Total current debt and finance lease obligations	$237		$237

Long-term debt and finance lease obligations, excluding current portion:
% senior notes due 20 offered hereby	$—	$
Finance lease obligations	343		343
Term Loan A Credit Facility	1,186		1,186
Revolving Credit Facility	—
4.640% senior notes due 2024	597		597
4.975% senior notes due 2026	497		497
4.185% senior notes due 2027	895		895
5.327% senior notes due 2029	696		696
4.663% senior notes due 2030	845		845
3.125% convertible senior notes due 2032	129		129

Total long-term debt and finance lease obligations, excluding current portion	5,188

Redeemable noncontrolling interest	98		98
Total Micron shareholders' equity	37,023		37,023

Total capitalization	$42,309	$

(1)
On March 27, 2020, we provided the holders of our 2.125% convertible senior notes due 2033 with written notice that we will redeem the remaining aggregate principal balance of such notes on May 5, 2020. The redemption price will equal the $15 million principal amount of the convertible notes, plus accrued and unpaid interest. The holders of such convertible notes may elect to convert their notes any time before the close of business on May 4, 2020. The applicable conversion rate of the convertible notes is 91.4808 shares of common stock per $1,000 principal amount. We notified the holders of such convertible notes that we will settle any such convertible notes converted entirely in cash. If all the holders of such convertible notes elect to convert their notes, we would be required to pay approximately $61 million in the aggregate, based on an assumed common stock price of $43.40 per share, which was the closing price of our common stock on April 20, 2020.

DESCRIPTION OF THE NOTES

        The notes will be issued under a base indenture (the "Base Indenture"), dated as of February 6, 2019, between Micron Technology, Inc. and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by a supplemental indenture, to be dated            , 2020, with respect to the notes (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture").

        The following description is a summary of the material provisions of the Indenture, and does not restate the terms of the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. Defined terms used but not defined in this description have the meanings assigned to them in the Indenture.

        The registered holder of a note will be treated as the owner of such note for all purposes. Only registered holders will have rights under the Indenture.

        The definition of certain terms used in this description are summarized under the subheading "—Certain Definitions." In this description, references to "Micron," "us," "we," "our" or the "Company" refer only to Micron Technology, Inc. and not to any of its subsidiaries.

General

        We will issue $            aggregate principal amount of notes. The notes will mature on            , 20    . Interest on the notes will accrue at the rate of        % per annum.

        The notes will be senior unsecured obligations and will rank on the same basis with all of our other senior unsecured indebtedness from time to time outstanding. The Indenture does not limit the aggregate principal amount of securities that may be issued under the Indenture. Without the consent of the holders, we may increase the aggregate principal amount of the notes in the future on the same terms and conditions (except for issuance date, price and, in some cases, the initial interest payment date) as the notes being offered hereby. Securities may be issued under the Indenture from time to time as a single series or in two or more separate series up to the aggregate principal amount authorized by us from time to time for the notes of any series. Additional notes of a series may only bear the same CUSIP number if they would be fungible for United States federal tax purposes with the existing notes of that series.

        If the maturity date of any notes falls on a day that is not a Business Day, payment of principal, premium, if any, and interest for such notes then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date. Payments of principal, premium, if any, and interest on the notes will be made by us through the Trustee to DTC. The notes will be issued in the form of one or more fully registered global securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest

        The notes will accrue interest at a rate of        % per annum. Interest on the notes will accrue from            , 2020, or from the most recent interest payment date to which interest has been paid or provided for, to, but excluding, the relevant interest payment date. The Company will make interest payments on the notes semi-annually in arrears on            and            of each year, beginning on            , 2020, to the Person in whose name such notes are registered at the close of business on the immediately preceding            or            , as applicable.

        Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

        If an interest payment date for the notes falls on a day that is not a Business Day, the interest payment shall be postponed to the next succeeding Business Day as if made on the date such payment was due, and no interest on such payment shall accrue for the period from and after such interest payment date.

Optional Redemption

        Except as otherwise described below, the notes will be redeemable in whole at any time or in part from time to time, at the Company's option, at a redemption price as calculated by the Company equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus        basis points,

plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption. We will calculate the redemption price.

        The Company will prepare and send, or cause to be sent, a notice of redemption to each holder of notes to be redeemed (with a copy to the Trustee) at least 30 and not more than 60 calendar days prior to the date fixed for redemption. On and after a redemption date, interest will cease to accrue on the notes called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before a redemption date, the Company will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee pro rata or by lot or by a method the Trustee deems to be fair and appropriate and, in respect of global notes, in accordance with the procedures of The Depository Trust Company ("DTC"). Any redemption or notice of redemption may, at the Company's discretion, be subject to one or more conditions precedent.

Mandatory Redemption; Offers To Purchase; Open Market Purchases

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase the notes as described under the caption "—Repurchase of Notes upon a Change of Control Triggering Event." The Company may at any time and from time to time purchase notes in the open market or otherwise.

Ranking

        The notes are general unsecured obligations of the Company. As a result, the notes rank:

  •
  pari passu in right of payment with all existing and future unsecured unsubordinated indebtedness of the Company;

  •
  effectively subordinated to secured indebtedness of the Company, to the extent of the value of the assets securing such indebtedness or other obligations (unless the notes are equally and ratably secured with such indebtedness); and

  •
  structurally subordinated to any indebtedness and other liabilities of the Company's Subsidiaries.

        A substantial portion of our assets are owned by and a substantial portion of our operations are conducted through our Subsidiaries, particularly our Foreign Subsidiaries. The Company's existing and future Subsidiaries will not guarantee the notes. Claims of creditors of such Subsidiaries, including trade creditors, and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Company, including holders of the notes. Accordingly, the notes are effectively subordinated to the claims of such creditors and preferred stockholders, if any, of the Company's Subsidiaries.

Repurchase of Notes upon a Change of Control Triggering Event

        Not later than 60 days following a Change of Control Triggering Event, unless the Company has exercised its right to redeem all of the notes as described under "—Optional Redemption," the Company will make an Offer to Purchase all of the outstanding notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

        An "Offer to Purchase" must be made by written offer, which will specify the principal amount of notes subject to the offer and the purchase price. The offer must specify an expiration date (the "expiration date") not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the "purchase date") not more than five Business Days after the expiration date. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer. The offer shall, if delivered prior to the date of consummation of the Change of Control, state that the Offer to Purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the purchase date.

        A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a Note tendered must be in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. Holders are entitled to withdraw notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and, unless the Company defaults in the payment of the purchase price, interest on notes purchased will cease to accrue on and after the purchase date.

        The Company will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

        The Company will not be required to make an Offer to Purchase following a Change of Control Triggering Event with respect to the notes if (1) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by the Company and purchases all such notes validly tendered and not withdrawn under such Offer to Purchase or (2) a notice of redemption has been given pursuant to the Indenture as described above under the caption "—Optional Redemption." Notwithstanding anything to the contrary herein, an Offer to Purchase may be made in advance of a Change of Control Triggering Event, conditional upon the applicable Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of such Offer to Purchase.

        If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a change of control offer and the Company, or any third party approved in writing by the Company making a change of control offer in lieu of the Company as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days' prior notice, given not more than 30 days following such purchase pursuant to the Offer to Purchase, to redeem (with respect to the Company) or purchase (with respect to a third party) all notes that remain outstanding following such purchase on a date (the "second change of control payment date") at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the second change of control payment date.

        Other indebtedness to which the Company or its Subsidiaries are or may in the future be subject to may have prohibitions on changes of control or provide that a change of control event is an event of default or the trigger of another right of repayment. If the exercise by the holders of their right to require the Company to repurchase the notes upon a Change of Control Triggering Event occurred at the same time as a change of control event under one or more of the Company's other debt agreements, the Company's ability to pay cash to the holders upon a repurchase may be further limited by the Company's then-existing financial resources. See "Risk Factors—Risks Related to the Notes—Upon a Change of Control Triggering Event, we may not have the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the indenture."

        The phrase "all or substantially all," as used with respect to the assets of the Company in the definition of "Change of Control" and in the covenant summarized below under "—Certain Covenants—Consolidation, Merger and Conveyance, Transfer and Lease of All or Substantially All Assets," is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" the assets of the Company has occurred in a particular instance, in which case a holder's ability to obtain the benefit of these provisions could be unclear.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the underwriters and the Company. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the Company's ability to incur additional secured Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Liens" and "—Certain Covenants—Limitation on Sale and Lease-Back Transactions." Such restrictions in the Indenture can be waived with respect to the notes only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        The provisions under the Indenture relating to the Company's obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Exchange and Transfer

        Holders of the notes generally will be able to exchange their notes for other notes with the same total principal amount and the same terms.

        Holders may present notes for exchange or for registration of transfer at the office of the registrar or at the office of any transfer agent designated by the Company for that purpose. The registrar or designated transfer agent will exchange or transfer the notes if it is satisfied with the documents of title and identity of the Person making the request. The Company will not charge a service charge for any exchange or registration of transfer of notes. However, the Company and the registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. The Company has initially appointed the Trustee as registrar. At any time the Company may:

  •
  designate additional transfer agents;

  •
  rescind the designation of any transfer agent; or

  •
  approve a change in the office of any transfer agent.

        However, the Company is required to maintain a transfer agent in each place of payment for the notes at all times.

        If the Company elects to redeem the notes or makes an Offer to Purchase, neither the Company nor the Trustee will be required to:

  •
  issue, register the transfer of or exchange any notes during the period beginning at the opening of business 15 days before the day the Company sends the notice of redemption or makes the Offer to Purchase and ending at the close of business on the day the notice is sent or the Offer to Purchase is made;

  •
  register the transfer or exchange of any note so selected for redemption or subject to purchase in such Offer to Purchase, except for any portion not to be redeemed or subject to purchase; or

  •
  in the case of a redemption or a purchase date pursuant to an Offer to Purchase occurring after a regular record date but on or before the corresponding interest payment date, register the transfer or exchange of any note on or after the regular record date and before the date of redemption or purchase.

Payment and Paying Agents

        Under the Indenture, the Company will pay interest on the notes to the Persons in whose names the notes are registered at the close of business on the regular record date for each interest payment. However, the Company will pay the interest payable on the notes at their stated maturity to the Persons to whom the Company pays the principal amount of the notes.

        The Company will pay principal, premium, if any, and interest on the notes at the offices of the designated paying agents. However, except in the case of a global security, the Company will pay interest by:

  •
  check mailed to the address of the Person entitled to the payment as it appears in the security register; or

  •
  if you are a holder with an aggregate principal amount in excess of $5.0 million, by wire transfer in immediately available funds to the place and account designated in writing at least 15 days prior to the interest payment date by the Person entitled to the payment as specified in the security register.

        The Company will initially designate the Trustee as the sole paying agent for the notes. At any time, the Company may designate additional paying agents or rescind the designation of any paying agents. However, the Company is required to maintain a paying agent in each place of payment for the notes at all times.

        Subject to applicable abandoned property law, any money deposited with the Trustee or any paying agent for the payment of principal, premium, if any, and interest on the notes that remains unclaimed for two years after the date the payments became due, may be repaid to the Company upon its request. After the Company has been repaid, holders entitled to those payments may only look to the Company for payment as its unsecured general creditors. Neither the Trustee nor any paying agent will be liable for those payments after the Company has been repaid.

Certain Covenants

  Limitation on Liens

        The Company will not, and will not permit any of its Restricted Subsidiaries, to create or incur any Lien, except Permitted Liens, on any Principal Property owned by the Company or any Restricted Subsidiary or on any shares of Capital Stock of any Restricted Subsidiary, whether now owned or hereafter acquired, in order to secure any Indebtedness, without effectively providing that the notes then outstanding (together with, if the Company so determines, any other Indebtedness of the Company or a Subsidiary then existing or thereafter created ranking equally with the notes) shall be substantially concurrently equally and ratably secured (or, at the Company's option, secured prior thereto), until such time as such Indebtedness is no longer secured by such Lien.

        Notwithstanding the foregoing, the Company or any Restricted Subsidiary of the Company may, without equally and ratably securing the notes then outstanding, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed an amount equal to the greater of (a) $5.6 billion, and (b) 15% of Consolidated Net Tangible Assets of the Company immediately preceding the date of the creation or incurrence of the Lien. The Company or any Restricted Subsidiary of the Company also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute, reinstate or replace (including successive extensions, renewals, substitutions, reinstatements or replacements), in whole or in part, any Lien permitted pursuant to this or the preceding sentence and any Liens that secure any extension, renewal, replacement, reinstatement, refinancing or refunding (including any successive extensions, renewals, replacements, reinstatements, refinancings or refundings) of any Indebtedness at any time prior to or within 12 months after the maturity, retirement or other repayment or prepayment of the Indebtedness (including any such repayment pursuant to amortization obligations with respect to such Indebtedness) being extended, renewed, substituted, replaced, refinanced or refunded, which Indebtedness is or was secured by a Lien permitted pursuant to this or the preceding sentence.

        For purposes of the foregoing covenant, (i) the creation of a Lien to secure Indebtedness which existed prior to the creation of such Lien will be deemed to involve Indebtedness in an amount equal to the lesser of (x) the fair value (as determined in good faith by a Senior Officer of the Company) of the asset subjected to such Lien and (y) the principal amount secured by such Lien, and (ii) in the event that a Lien meets the criteria of more than one of the types of Permitted Liens or Liens permitted by the preceding paragraph, the Company, in its sole discretion, will classify, and may reclassify, such Lien and only be required to include the amount and type of such Lien as a Permitted Lien or a Lien permitted by the immediately preceding paragraph, and a Lien may be divided and classified and reclassified into more than one of such types of Liens. In addition, for purposes of calculating compliance with the foregoing covenant, in no event will the amount of any Indebtedness or Liens securing any Indebtedness be required to be included more than once despite the fact more than one Person is or becomes liable with respect to such Indebtedness and despite the fact such Indebtedness is secured by the assets of more than one Person (for example, and for avoidance of doubt, in the case where there are Liens on assets of one or more of the Company and its Restricted Subsidiaries securing any Indebtedness, the amount of such Indebtedness secured shall only be included once for purposes of such calculations).

        Any Lien created for the benefit of the holders of the notes pursuant to the first paragraph under this covenant may provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the notes.

  Limitation on Sale and Lease-Back Transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries, to enter into any Sale and Lease-Back Transaction with respect to any Principal Property owned by the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, unless:

  •
  such transaction was entered into prior to the Issue Date;

  •
  such transaction was for the sale and leasing back to the Company or a Restricted Subsidiary by the Company or any Subsidiary of any Principal Property;

  •
  such transaction involves a lease of a Principal Property executed by the time of or within 24 months after the later of (i) the acquisition or the completion of any such development, operation, construction, alteration, repair or improvement of such property, assets or equipment or (ii) the placing into commercial operation of such Principal Property after the acquisition or completion of any such development, operation, construction, alteration, repair or improvement;

  •
  such transaction involves a lease for not more than three years (or which may be terminated by the Company or the applicable Restricted Subsidiary within a period of not more than three years);

  •
  the Company or the applicable Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased in an amount equal to Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the notes pursuant to the first paragraph of "—Limitation on Liens" above; or

  •
  the Company or the applicable Restricted Subsidiary applies an amount equal to the net proceeds from the sale of the Principal Property to the purchase of other Principal Property or to the retirement, repurchase or other repayment or prepayment of Indebtedness within 365 calendar days before or after the effective date of any such Sale and Lease-Back Transaction; provided that in lieu of applying such amount to such retirement, repurchase, repayment or prepayment, the Company or any Restricted Subsidiary may deliver notes to the Trustee for cancellation, such notes to be credited at the cost thereof to the Company or such Restricted Subsidiary.

        Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may enter into any Sale and Lease-Back Transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Aggregate Debt does not exceed an amount equal to the greater of (a) $5.6 billion, and (b) 15% of Consolidated Net Tangible Assets of the Company immediately preceding the closing date of the Sale and Lease-Back Transaction.

  Consolidation, Merger and Conveyance, Transfer and Lease of All or Substantially All Assets

        The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, any person (a "successor person") unless:

        (1)   it is the surviving corporation or the successor person (if other than the Company) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes by a supplemental indenture the Company's obligations on the notes and under the Indenture;

        (2)   immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the Indenture; and

        (3)   certain other conditions are met.

        Notwithstanding the above, any Subsidiary of the Company may consolidate with or merge into the Company if the Company is the surviving corporation and any Subsidiary of the Company may transfer all or part of its properties to the Company.

Provision of Financial Information

        The Company will file with the Trustee, within 15 days after it has filed the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) that it may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act (other than confidential filings, documents subject to confidential treatment and correspondence with the SEC) and the Company shall comply with the provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"); provided that the delivery of materials to the Trustee by electronic means or filing of documents via the EDGAR system (or any successor electronic filing system) shall be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR (or such successor system), it being understood that the Trustee shall have no responsibility whatsoever to determine if such filings have been made, and that the Trustee shall not be deemed to have knowledge of the information contained therein.

Certain Definitions

        As used in this section, the following terms have the meanings set forth below.

        "Aggregate Debt" means the sum of the following as of the date of determination: (1) the then aggregate outstanding amount of the Indebtedness of the Company and its Restricted Subsidiaries, without duplication, incurred after the Issue Date and secured by Liens not otherwise permitted by the first paragraph under "—Certain Covenants—Limitation on Liens" above (determined in accordance with such covenant); and (2) the then existing Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions, without duplication, entered into after the Issue Date pursuant to the second paragraph of "—Certain Covenants—Limitation on Sale and Lease-Back Transactions" above; provided that any such Attributable Debt will be excluded from this clause (2) to the extent that Indebtedness relating thereto is included in clause (1) of this definition, provided further, that in no event will the amount of any Indebtedness be required to be included in the calculation of Aggregate Debt more than once despite the fact that more than one Person is liable with respect to such Indebtedness and despite the fact that such Indebtedness is secured by the assets of more than one Person (for example, and for avoidance of doubt, in the case where there are Liens on assets of one or more of the Company and its Restricted Subsidiaries securing such Indebtedness, the amount of Indebtedness so secured shall only be included once in the calculation of Aggregate Debt). Whenever a calculation is to be made with respect to creation or incurrence under revolving credit Indebtedness, such calculation may, at the Company's election, be determined by treating the maximum committed amount of such revolving credit Indebtedness as having been incurred on the date of such calculation, whether or not such amount has actually been drawn upon, and, if such election has been made, (i) subsequent borrowings and reborrowings of such revolving credit Indebtedness (and related Liens), up to the maximum committed amount, shall not be deemed additional incurrences of Indebtedness (and related Liens) requiring calculations of the amount of Aggregate Debt (but subsequent borrowings in connection with increases in such maximum committed amount shall require calculations under this definition, or shall otherwise comply with the covenant entitled "—Certain Covenants—Limitation on Liens"), and (ii) for purposes of subsequent calculations under this definition, the maximum committed amount of such revolving credit Indebtedness on the date of any such calculation shall be deemed to be outstanding throughout such period, whether or not such amount is actually outstanding. The Company may revoke an election pursuant to this paragraph at any time, at which time the entire drawn outstanding amount of such revolving credit Indebtedness will be deemed to be incurred and secured by any relevant Liens at such time.

        "Attributable Debt" means in connection with a Sale and Lease-Back Transaction the lesser of: (1) the fair value of the assets subject to such transaction, as determined in good faith by a Senior Officer of the Company; and (2) the present value of the minimum rental payments called for during the terms of the lease (including any period for which such lease has been extended), determined in accordance with GAAP, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

        "Below Investment Grade Rating Event" means the rating on the notes is lowered by two or more of the Rating Agencies within 60 days from the earlier of (1) the date of the first public notice of an arrangement that could result in a Change of Control or (2) the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) unless each of the Rating Agencies making the reduction in rating to which this definition would otherwise apply announces or publicly confirms that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event); provided, further, that notwithstanding the foregoing, a Below Investment Grade Rating Event shall not be deemed to have occurred so long as the notes is rated Investment Grade by two or more of the Rating Agencies.

        "Board of Directors" means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.

        "Business Day" means each day that is not a Legal Holiday.

        "Capital Stock" means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person's equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

        "Change of Control" means:

        (1)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, its Subsidiaries or any employee benefit plan of the Company or its Subsidiaries, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the direct or indirect "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the Voting Stock of the Company, unless such beneficial ownership (a) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (b) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act, except that for the purpose of this clause (1) a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time); provided, however, that a transaction will not be deemed to involve a Change of Control under this clause (1) if (a) the Company becomes a direct or indirect wholly owned subsidiary of a holding company, and (b)(i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company's Voting Stock immediately prior to that transaction or (ii) immediately following that transaction no "person" or "group"(other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; or

        (2)   the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all assets of the Company and its Subsidiaries taken as a whole to, or merges or consolidates with, a Person (other than the Company or any of its Subsidiaries), other than any such merger or consolidation where the shares of the Company's Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or parent entity thereof immediately after giving effect to such transaction; or

        (3)   the adoption of a plan relating to the Company's liquidation or dissolution.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer (as defined below) as having an actual or interpolated maturity comparable to the period from the redemption date to            , 20    , that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the period from the redemption date to            , 20    .

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the arithmetic average, as determined by the Company, of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations; or (2) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

        "Consolidated Net Tangible Assets" means, with respect to any Person, the total amount of assets of such Person and its Consolidated Subsidiaries after deducting therefrom (a) all current liabilities of such Person and its Consolidated Subsidiaries (excluding (i) any notes or loans payable within 12 months, the current portion of long-term debt, the current portion of deferred revenue and of obligations under operating and finance leases, and the portion of any convertible debt classified as "current" despite having a stated maturity more than 12 months from the date as of which the amount thereof is being computed and (ii) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a date more than 12 months from the date as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and any other like intangibles of such Person and its Consolidated Subsidiaries, all as set forth on the consolidated balance sheet of such Person for the most recently completed fiscal quarter for which financial statements have been filed with the SEC and computed in accordance with GAAP.

        "Consolidated Subsidiaries" means, as of any date of determination and with respect to any Person, those subsidiaries of that Person whose financial data is, in accordance with GAAP, reflected in that Person's consolidated financial statements.

        "Equity Interests" means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into or exchangeable for equity.

        "Existing Credit Facility" means that certain Credit Agreement, dated as of July 3, 2018 (as the same has been and may be amended, restated, modified or supplemented from time to time), by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other agents party thereto and each financial institution party from time to time thereto.

        "Fitch" means Fitch Ratings Inc. and any successor to its rating agency business.

        "Foreign Subsidiary" means, with respect to any Person, any Subsidiary of such Person other than one that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

        "Indebtedness" means indebtedness for borrowed money. For the avoidance of doubt, Indebtedness with respect to any Person only includes indebtedness for the repayment of money borrowed provided to such Person, and does not include any other kind of indebtedness or obligation notwithstanding that such other indebtedness or obligation may be evidenced by a note, bond, debenture or other similar instrument, may be in the nature of a financing transaction, or may be an obligation that under GAAP is classified as "debt" or another type of liability, whether required to be reflected on the balance sheet of the obligor or otherwise.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness that does not require the current payment of interest;

          (2)   the principal amount of the Indebtedness, in the case of any other Indebtedness; and

          (3)   in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of: (a) the fair value (as determined in good faith by a Senior Officer of the Company) of such assets at the date of determination; and (b) the principal amount of the Indebtedness secured by such Lien.

        In addition, accrual of interest and accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for any purpose under the Indenture.

        "Investment Grade" means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

        "Issue Date" means the date of original issuance of the notes under the Indenture.

        "Joint Venture" means, with respect to any Person, any partnership, corporation or other entity in which up to and including 50% of the Equity Interests is owned, directly or indirectly, by such Person and/or one or more of its Subsidiaries.

        "Legal Holiday" means a Saturday, a Sunday or a day on which commercial banking institutions or the corporate trust office are not required to be open in the State of New York or the place of payment.

        "Lien" means any lien, security interest, mortgage, charge or similar encumbrance, provided, however, that in no event shall either (i) any legal or equitable encumbrances deemed to exist by reason of a negative pledge or (ii) an operating lease or a non-exclusive license be deemed to constitute a Lien.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Nonrecourse Obligation" means Indebtedness substantially related to (i) the acquisition of assets not previously owned by the Company or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties of the Company or any Restricted Subsidiary, as to which the obligee with respect to such Indebtedness has no recourse to the Company or any Restricted Subsidiary or any assets of the Company or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

        "Permitted Liens" means:

  •
  Liens existing as of the Issue Date or arising thereafter pursuant to related agreements existing as of the Issue Date, including the Existing Credit Facility;

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  Liens granted after the Issue Date created in favor of the holders of the notes;

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  Liens on Principal Property given to secure all or any part of the payment of or financing of all or any part of the purchase price thereof, or the cost of development, operation, construction, alteration, repair or improvement of all or any part thereof; provided that such Liens shall be given (or given pursuant to firm commitment financing arrangements obtained within such period) within 24 months after the later of (i) the acquisition of such Principal Property and/or the completion of any such development, operation, construction, alteration, repair or improvement, whichever is later and (ii) the placing into commercial operation of such Principal Property after the acquisition or completion of any such development, operation, construction, alteration, repair or improvement;

  •
  Liens existing on any Principal Property at the time of acquisition of such Principal Property or Liens existing on shares of Capital Stock or assets of a Person and its Subsidiaries prior to the time such Person becomes a Restricted Subsidiary (or arising thereafter pursuant to contractual commitments entered into prior to acquiring such Principal Property or such shares of Capital Stock) (including acquisition through merger or consolidation) or at the time of such acquisition (or arising thereafter pursuant to contractual commitments entered into prior to such Person becoming a Restricted Subsidiary) by the Company or any Subsidiary of the Company; provided that such Liens do not extend to (i) any Principal Property owned by the Company or any Restricted Subsidiary or (ii) shares of Capital Stock of any Restricted Subsidiary that, in each case, were not previously encumbered by such Liens;

  •
  (a) Liens on the Equity Interests of any Person, including any Joint Venture of the Company, and its Subsidiaries which, when such Liens arise, concurrently becomes a Restricted Subsidiary and Liens on Principal Property of such Person, including any Joint Venture of the Company, and its Subsidiaries arising in connection with the purchase or acquisition thereof or of an interest therein by the Company or any of its Subsidiaries, and (b) Liens on Equity Interests in any Joint Venture of the Company or any of its Subsidiaries, or in any Subsidiary of the Company that owns an Equity Interest in a Joint Venture of the Company to secure Indebtedness contributed or advanced solely to that Joint Venture; provided that, in the case of each of the preceding clauses (a) and (b), such Liens do not extend to other Principal Property owned by the Company or any Restricted Subsidiary or shares of Capital Stock of a Restricted Subsidiary that, in each case, were not previously encumbered by such Liens;

  •
  Liens securing Indebtedness of up to 5.0% of Consolidated Net Tangible Assets of the Company to any strategic partner of the Company and/or one or more of its Subsidiaries incurred in connection with joint technology efforts between such partner and the Company and/or one or more of its Subsidiaries and/or the financing of manufacturing of products;

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  Liens in favor of the Company or a Restricted Subsidiary of the Company;

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  Liens imposed by law, such as carriers', warehousemen's and mechanic's Liens and other similar Liens arising in the ordinary course of business (including Liens incident in the ordinary course of the construction or maintenance of Principal Property), and Liens in connection with legal proceedings;

  •
  Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

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  Liens to secure the performance of bids, trade or commercial contracts, government contracts, purchase, construction, sales and servicing contracts (including utility contracts), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, deposits as security for contested taxes, import or customs duties, liabilities to insurance carriers or for the payment of rent, and Liens to secure letters of credit, guarantees, bonds or other sureties given in connection with the foregoing obligations or in connection with workers' compensation, unemployment insurance or other types of social security or similar laws and regulations;

  •
  Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

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  Liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing between the Company or any of its Subsidiaries and any federal, state or municipal government or other government body or quasi-governmental agency;

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  Liens created in connection with the acquisition of assets or a project financed with, and created to secure a Nonrecourse Obligation; and

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  any extension, renewal, substitution, reinstatement or replacement (or successive extensions, renewals, substitutions, reinstatements or replacements), in whole or in part, of any Lien referred to in this or the preceding bullet points, and any Liens that secure an extension, renewal, reinstatement, replacement, refinancing or refunding (including any successive extensions, renewals, reinstatements, replacements, refinancings or refundings) of any Indebtedness at any time prior to or within 12 months after the maturity, retirement or other repayment or prepayment of the Indebtedness (including any such repayment pursuant to amortization obligations with respect to such Indebtedness) being extended, renewed, substituted, replaced, refinanced or refunded, which Indebtedness is or was secured by a Lien referred to in this or the preceding bullet points.

        For the avoidance of doubt, the inclusion of specific Liens in the definition of Permitted Liens shall not create any implication that the obligations secured by such Liens constitute Indebtedness.

        "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Principal Property" means any single parcel (or group of contiguous parcels that comprise the same facility, office or plant) of real property or any permanent improvement thereon (1) owned by the Company or any of its Subsidiaries located in the United States, including its principal corporate office, any manufacturing facility or plant, any research and development facility or any portion thereof and (2) having a net book value, as of the date of determination, in excess of 1% of Consolidated Net Tangible Assets of the Company. Notwithstanding the foregoing, (i) Principal Property does not include any property that the Board of Directors has determined not to be of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole and (ii) Principal Property only includes personal property to the extent it becomes, and continues to be, a "fixture" within the meaning of Article 9 of the Uniform Commercial Code of the applicable real property.

        "Rating Agency" means (1) each of Fitch, Moody's and S&P; and (2) if any of Fitch, Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company's control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody's or S&P, or all of them, as the case may be.

        "Reference Treasury Dealer" means at least two primary U.S. Government securities dealers selected by the Company, which may include any of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC or Morgan Stanley & Co. LLC, and each of their respective successors and affiliates. If any of the foregoing shall cease to be a primary U.S. Government securities dealer, the Company will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

        "Reference Treasury Dealer Quotations" means, on any redemption date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by each Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

        "Restricted Subsidiary" shall mean each Subsidiary of the Company (1) that is organized or existing under the laws of the United States, any state thereof or the District of Columbia other than any such Subsidiary that is a direct or indirect Subsidiary of one or more Foreign Subsidiaries of the Company, (2) that owns a Principal Property, and (3) at least 80% of the Voting Stock of which is owned by the Company or one or more Subsidiaries of which at least 80% of the Voting Stock is owned directly or indirectly by the Company, provided that, for purposes of the foregoing, any Voting Stock owned by a Subsidiary of the Company that is not a Restricted Subsidiary based on the foregoing clause (3) shall be excluded.

        "S&P" means S&P Global Ratings, and any successor to its rating agency business.

        "Sale and Lease-Back Transaction" means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by us or any of our Subsidiaries of any Principal Property that, more than 12 months after the later of (i) the completion of the acquisition, construction, development or improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by us or our Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender on the security of such Principal Property.

        "Senior Officer" of any specified Person means the chief executive officer, any president, any vice president, the chief financial officer, the treasurer, any assistant treasurer, the secretary or any assistant secretary.

        "Subsidiary" of a Person means a corporation, partnership, limited liability company or other similar entity a majority of whose Voting Stock is owned by such Person or one or more Subsidiaries of such Person or any combination thereof. Unless otherwise indicated, the term "Subsidiary" refers to a Subsidiary of the Company.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury

Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        "Voting Stock" of a Person means all classes of capital stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Events of Default

        Each of the following will be an event of default under the Indenture for the notes:

  •
  default in the payment of any interest upon any note when it becomes due and payable, and continuance of that default for a period of 30 days;

  •
  default in the payment of principal of or premium on any note when due and payable;

  •
  failure by the Company to comply with the requirement to make an Offer to Purchase in connection with a Change of Control Triggering Event for 30 calendar days;

  •
  default in the performance or breach of any other covenant or warranty of the Company in the Indenture, which default continues uncured for a period of 90 days after the Company receives written notice from the Trustee or the Company and the Trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding notes as provided in the Indenture; and

  •
  certain voluntary and involuntary events of bankruptcy, insolvency or reorganization of the Company.

        The occurrence of certain events of default or an acceleration under the Indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

        If an event of default with respect to the notes at the time outstanding occurs and is continuing, then the Trustee or the holders of not less than 25% in principal amount of the outstanding notes may, by a notice in writing to the Company (and to the Trustee if given by the holders), declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on all notes. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the outstanding notes. At any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding notes may rescind and annul the acceleration if all events of default, other than the non-payment of the principal and interest with respect to the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture and the Trustee's fees and expenses have been paid in full.

        The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture unless the Trustee receives security or indemnity satisfactory to it against any loss, cost, liability or expense. Subject to certain rights of the Trustee, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

        No holder of any note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

          (1)   that holder has previously given to the Trustee written notice of a continuing event of default with respect to the notes; and

          (2)   the holders of not less than 25% in principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the Trustee to institute the proceeding as Trustee, and after receipt of such request the Trustee has not received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

        Notwithstanding the foregoing, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, any premium and any interest on that note on or after the due date expressed in that note (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

        The Indenture requires us, within 120 days after the end of our fiscal year, to furnish to the Trustee a statement as to compliance with the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of the notes of any default or event of default (except in payment on any notes) with respect to the notes if it in good faith determines that withholding notice is in the interest of the holders of those notes. Additionally, the Company will provide the Trustee written notice of any default or event of default within 30 days of becoming aware of the occurrence of such default or event of default, which notice will describe in reasonable detail the status of such default or event of default and what action the Company is taking or proposes to take in respect thereof; provided that the Company is not required to deliver such notice if such default or event of default has been cured.

Modification and Waiver

        The Company or the Trustee may amend or supplement the Indenture or the notes without the consent of the holders of the outstanding notes under the Indenture:

  •
  to cure any ambiguity, defect or inconsistency under the Indenture or the notes;

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  to evidence the succession of another corporation to the Company or successive successions and the assumption of the covenants, agreements and obligations of the Company by a successor;

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  to provide for uncertificated notes in addition to or in place of certificated notes;

  •
  to add guarantees with respect to the notes or secure the notes;

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  to surrender any of the Company's rights or powers under the Indenture;

  •
  to add covenants or events of default for the benefit of the holders of the notes;

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  to make any change that does not adversely affect the rights of any holder of the notes;

  •
  to provide for the issuance of and establish the form and terms and conditions of the notes as permitted by the Indenture;

  •
  to evidence and provide for the acceptance of an appointment hereunder by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee;

  •
  add to, change or eliminate any provisions of the Indenture in accordance with the Trust Indenture Act, or to comply with the provisions of the DTC, Euroclear or Clearstream or the Trustee with respect to provisions of the Indenture or the notes relating to transfers or exchanges of notes or beneficial interests in the notes; or

  •
  to conform any provision of the Indenture, insofar as it relates to the notes, to the description of the notes in this "Description of the Notes."

        In addition, the Company may modify and amend the Indenture as to all other matters with the consent of the holders of at least a majority in principal amount of the outstanding notes affected by the modifications or amendments, provided however that the Company may not make any modification or amendment without the consent of the holders of each affected note then outstanding if that amendment:

  •
  reduces the rates of or extends the time for payment of interest on any notes;

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  reduces the principal amount of, or changes the stated maturity of, any notes;

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  reduces the redemption price, including upon a Change of Control Triggering Event, of any notes or amends or modifies in any manner adverse to the holders thereof the Company's obligation to make such payments;

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  changes the currency of payment of principal, premium, if any, or interest;

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  reduces the quorum requirements under the Indenture;

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  reduces the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

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  adversely affects the ranking of the notes;

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  waives any default or event of default in the payment of principal, premium, if any, or interest (except a rescission of acceleration of the notes by the holders of at least a majority in principal amount of the outstanding notes and a waiver of the payment default that resulted from such acceleration) or

  •
  impairs the right to institute suit for the enforcement of any payment on the notes.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes may on behalf of the holders of all notes waive the Company's compliance with provisions of the Indenture. The holders of a majority in principal amount of the outstanding notes may on behalf of the holders of all notes waive any past default under the Indenture with respect to the notes and its consequences, except a default in the payment of the principal of, any premium or any interest on any note; provided, however, that the holders of a majority in principal amount of the outstanding notes may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Notes and Certain Covenants in Certain Circumstances

        Legal Defeasance.    The Indenture provides that the Company may be discharged from any and all obligations in respect of the notes (except for certain obligations, including to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). The Company will be so discharged upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal and interest on the notes on the stated maturity of those payments in accordance with the terms of the Indenture and those notes.

        This discharge may occur only if, among other things, the Company has delivered to the Trustee an opinion of counsel stating that it has received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

        Defeasance of Certain Covenants.    The Indenture provides that, upon compliance with certain conditions:

          (1)   the Company may omit to comply with the covenants described under the heading "—Certain Covenants" and "—Repurchase of Notes upon a Change of Control Triggering Event" and certain other covenants set forth in the Indenture; and

          (2)   any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes ("covenant defeasance").

        The conditions include:

          (1)   depositing with the Trustee money and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on the notes on the stated maturity of those payments in accordance with the terms of the Indenture and those notes; and

          (2)   delivering to the Trustee an opinion of counsel stating that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

        Covenant Defeasance and Events of Default.    In the event the Company exercises its option to effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. Government Obligations on deposit with the Trustee should be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the event of default. However, the Company shall remain liable for those payments.

        "U.S. Government Obligations" means securities that are direct obligations of, or guaranteed by, the United States for the payment of which its full faith and credit is pledged and which are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

Satisfaction and Discharge

        The Company has the right at any time to satisfy and discharge its obligations, other than certain specified obligations, under all notes under the Indenture by depositing in trust with the Trustee money and/or U.S. Government Obligations. The Company's exercise of this right is subject to certain conditions including that either (1) all notes under the Indenture (subject to certain exceptions) have been delivered to the Trustee for cancellation or (2) all notes under the Indenture not previously delivered to the Trustee for cancellation have become due and payable by reason of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or have been called for redemption or are to be called for redemption within one year or have been paid and discharged under the Company's right of legal defeasance described above.

        If such deposit is sufficient (as determined by the Company), for the purpose of paying and discharging each installment of principal of and interest on all the notes on the dates such installments of principal or interest are due, all the obligations of the Company under the Indenture with respect to such notes will be discharged and terminated except as otherwise provided in the Indenture.

Book-Entry, Form, Denomination and Delivery of Notes

        The notes will be initially issued in registered form, without interest coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, in the form of global notes and, in certain circumstances after the initial issuance, certificated notes, as further provided below.

        Neither the Trustee nor the Company is required (i) to issue, register the transfer of or exchange any note for a period of 15 days before the sending of a notice of redemption of notes to be redeemed or the making of an Offer to Purchase, (ii) to register the transfer of or exchange any note so selected for redemption or subject to purchase in an Offer to Purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any of the notes not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase with respect to the notes is to occur after a regular record date but on or before the corresponding interest payment date applicable to the notes, to register the transfer or exchange of any note on or after the regular record date and before the date of such redemption or purchase.

        No service charge will be imposed in connection with any transfer or exchange of any note, but the Company may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

  Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company and the Trustee take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Company that, pursuant to procedures established by it:

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  upon deposit of the global notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the global notes; and

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  ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

        Investors in global notes who are Participants may hold their interests therein directly through DTC. Investors in global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants. Euroclear and Clearstream will hold interests in global notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which in turn hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. acts as depositary for Clearstream, and JPMorgan Chase Bank, N.A. acts as depositary for Euroclear. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture.

        Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee, the registrar, nor any agent of the Company, the Trustee or the registrar has or will have any responsibility or liability for:

  •
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to, or supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the global notes; or

  •
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the Company's responsibility or the responsibility of DTC or the Trustee. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in global notes among participants in DTC, Euroclear and Clearstream they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of the Company or its agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Global Notes

        Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC.

        Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the Indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC's applicable procedures and the applicable procedures of its direct and indirect participants.

        The Company will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are Participants in DTC, or indirectly through organizations which are Participants in DTC.

        Payments of principal and interest under each global note will be made to DTC's nominee as the registered owner of such global note. The Company expects that the nominee, upon receipt of any such payment, will immediately credit DTC Participants' accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. The Company also expects that payments by DTC Participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants, and none of the Company, the Trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

  Certificated Notes

        If DTC notifies the Company that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by the Company within 90 days of such notice, or an event of default has occurred and the Trustee has received a request from DTC, the Trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC.

  Same Day Settlement and Payment

        The Indenture will require that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to notes in certificated form, the Company will make all payments by:

  •
  check mailed to the address of the Person entitled to the payment as it appears in the security register; or

  •
  if you are a holder with an aggregate principal amount in excess of $5.0 million, by wire transfer in immediately available funds to the place and account designated in writing at least 15 days prior to the interest payment date by the Person entitled to the payment as specified in the security register.

        The notes represented by the global notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

        Because of time-zone differences, credits of interests in the global notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the Business Day following the DTC settlement date. Such credits or any transactions involving interests in such global notes settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such Business Day. Cash received in Clearstream or Euroclear as a result of sales of interests in the global notes by or through a Clearstream participant or a Euroclear participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.

Notices

        Holders will receive notices at their addresses as they appear in the security register or in accordance with DTC's applicable procedures.

Title

        The Company may treat the Person in whose name a Note is registered on the applicable record date as the owner of the Note for all purposes, whether or not it is overdue.

No Personal Liability of Directors, Officers, Employees or Stockholders

        None of the Company's past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of the Company's obligations under the notes or the Indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        New York law will govern the Indenture and the notes.

        The Indenture provides that the Company, the Trustee and the holders of the notes (by their acceptance of the notes) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes or the transactions contemplated thereby.

        The Indenture provides that any legal suit, action or proceeding arising out of or based upon the Indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and the Company, the Trustee and the holder of the notes (by their acceptance of the notes) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Indenture further provides that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party's address set forth in the Indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The Indenture further provides that the Company, the Trustee and the holders of the notes (by their acceptance of the notes) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Regarding the Trustee

        U.S. Bank National Association will act as Trustee under the Indenture. The Company maintains various commercial and service relationships with the Trustee and its affiliates in the ordinary course of business. In particular, affiliates of the Trustee provide services to the Company and its affiliates.

        If an event of default occurs under the Indenture with respect to the notes and is continuing, the Trustee will be required to use the degree of care and skill of a prudent Person in the conduct of that Person's own affairs. The Trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of the notes only after those holders have offered (and, if requested, provided) the Trustee indemnity or security satisfactory to it.

        If the Trustee becomes a creditor of the Company, the Trustee's rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the Indenture. The Trustee may engage in certain other transactions; however, if the Trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section is a discussion of the material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended, or the Code, and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes.

        The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to investors (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes as "capital assets" within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose "functional currency" is not the U.S. dollar). Also, it is not intended to address all categories of investors, some of which may be subject to special rules (such as partnerships or other pass-through entities (or investors in such entities), dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, former citizens or long-term residents of the United States, controlled foreign corporations, passive foreign investment companies, persons holding the notes as part of a hedging, conversion or integrated transaction for U.S. tax purposes or a straddle, persons deemed to sell the notes under the constructive sale provisions of the Code, or persons required under Section 451(b) of the Code to conform the timing of income accruals with respect to the notes to their financial statements). Finally, the summary does not describe the effects of any other U.S. federal tax laws such as the Medicare contribution tax on net investment income or estate and gift tax laws or the effects of any applicable non-U.S., state or local laws.

        INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER U.S. FEDERAL TAX LAWS, NON-U.S., STATE AND LOCAL TAX LAWS, AND TAX TREATIES.

        As used herein, the term "U.S. holder" means a beneficial owner of a note that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        A "non-U.S. holder" is a beneficial owner of a note (other than a partnership or an entity or arrangement (domestic or foreign) that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. If a partnership (including any entity or arrangement (domestic or foreign) that is treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

  Additional payments

        We may be required to make payments to holders of the notes in addition to payments of principal and stated interest. We believe there is only a remote possibility that we would be required to make any of these additional payments, that any of such additional payments, if made, would be an incidental amount, or that the possibility of such payments is otherwise disregarded for purposes of rules governing certain contingent payment debt instruments. Therefore, we do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments. Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position. If the IRS successfully asserted that the notes are subject to the rules governing certain contingent payment debt instruments, the timing, amount and character of income with respect to a note realized by a holder could be materially and adversely different from those described below. The discussion below generally assumes that the notes are not treated as contingent payment debt instruments.

U.S. Holders

  Taxation of interest

        A U.S. holder will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with such holder's regular method of tax accounting.

        In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by more than a statutorily defined de minimis amount, the U.S. holder will be required to include such excess in income as "original issue discount" over the term of the instrument, irrespective of the U.S. holder's regular method of tax accounting. We expect, and the discussion below assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

  Sale, exchange, redemption, retirement or other disposition of the notes

        A U.S. holder generally will recognize taxable gain or loss if the holder disposes of a note in a sale, exchange, redemption, retirement or other taxable disposition, including discharges and certain legal defeasances of the notes within one year of maturity or redemption, as described under "Description of the Notes—Defeasance of Notes and Certain Covenants in Certain Circumstances—Legal Defeasance" and "Description of the Notes—Satisfaction and Discharge." The U.S. holder's gain or loss generally will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest, which will be taxed as described below) and the holder's tax basis in the note. The U.S. holder's tax basis in the note generally will equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder's taxable gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. Any gain or loss recognized by a U.S. holder on a disposition of the note will generally be capital gain or loss and will be long-term capital gain or loss if the holder has held the note for more than one year, or short-term capital gain or loss if the holder has held the note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate U.S. holders generally are eligible for reduced rates of taxation. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitation.

Non-U.S. Holders

  Taxation of interest

        Subject to the discussion below under "—Income or gains effectively connected with a U.S. trade or business," payments of interest to non-U.S. holders are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder's country of residence), collected by means of withholding by the payer. Payments of interest on the notes to most non-U.S. holders, however, will qualify as "portfolio interest," and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below, subject to the discussions below under "—Legislation and guidance relating to foreign accounts" and "—Backup withholding and information reporting". The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

  •
  owns, actually or constructively (applying certain attribution rules), shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote; or

  •
  is a "controlled foreign corporation" within the meaning of Section 957(a) of the Code that is related, directly or indirectly, to us through sufficient stock ownership.

        In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock (by vote or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation's stock (by vote or value).

        The portfolio interest exemption and any reduction of the withholding tax rate pursuant to the terms of an applicable income tax treaty require a non-U.S. holder to certify its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

  Sale, exchange, redemption, retirement or other disposition of the notes

        Subject to the discussion below under "—Backup withholding and information reporting," non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of notes (other than with respect to payments attributable to accrued but unpaid interest, which will be taxed as described under "—Taxation of interest" above). This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

  •
  the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case it would be subject to tax as described below under "—Income or gains effectively connected with a U.S. trade or business;" or

  •
  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the year of the disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States.

  Income or gains effectively connected with a U.S. trade or business

        The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership and disposition of notes by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange, redemption, retirement or other disposition of the notes is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and generally in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. If the non-U.S. holder is a corporation (including for this purpose any entity treated as a corporation for U.S. federal income tax purposes), some portion of its earnings and profits that is effectively connected with its U.S. trade or business also would be subject to a "branch profits tax." The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate. Payments of interest that are effectively connected with a U.S. trade or business generally will not be subject to the 30% withholding tax, provided that the holder claims exemption from withholding by timely filing a properly completed and executed IRS Form W-8ECI (or other appropriate form), or any successor form as the IRS designates, as applicable, prior to the payment.

Backup Withholding and Information Reporting

        The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds from a sale or other disposition of the notes paid by brokers to their customers. This reporting regime is reinforced by "backup withholding" rules, which require the payer to withhold from payments subject to information reporting if the recipient has failed to provide a correct taxpayer identification number to the payer, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 24%.

        Payments of interest to U.S. holders generally will be subject to information reporting, and generally will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payer with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale or other disposition of notes will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

        We must report annually to the IRS the interest paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under "Non-U.S. Holders—Taxation of interest" above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form. Payments made to non-U.S. holders by a broker upon a sale or disposition (including a retirement or redemption) of the notes will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

        Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes under the backup withholding rules generally can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Legislation and Guidance Relating to Foreign Accounts

        Legislation and administrative guidance incorporating provisions referred to as the Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax on certain types of payments made to "foreign financial institutions" and certain other "non-financial foreign entities" as defined in the Code and applicable regulations. "Foreign financial institution" is defined to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies. FATCA generally imposes a U.S. federal withholding tax of 30% on U.S. source interest income on a note and the gross proceeds of a disposition of a note paid to a foreign financial institution or other non-financial foreign entity (whether as beneficial owner or intermediary), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, (iii) an exemption otherwise applies or (iv) otherwise provided by the Treasury Secretary. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on certain payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an "intergovernmental agreement" with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Treasury. Under final regulations and published guidance, FATCA withholding generally applies to interest payments made on the notes. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of the notes, which may be relied upon by taxpayers until final regulations are issued. Prospective investors should consult their tax advisors regarding FATCA.

UNDERWRITING (CONFLICTS OF INTEREST)

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are acting as representatives, has severally agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of notes set forth opposite the underwriter's name in the following table:

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC

Total	$

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Commissions and Discounts

        The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed        % of the principal amount of the notes. The underwriters may allow, and any such dealer may reallow, a concession not to exceed        % of the principal amount of the notes. After the initial offering of the notes to the public, the representatives may change the public offering price and other selling terms.

        The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes and in total).

Paid by Micron Technology, Inc.
Per Note		%
Total	$

        We estimate that our total expenses for this offering, other than underwriting discount, will be approximately $             million. The underwriters have agreed to reimburse us for certain expenses incurred in connection with this offering.

New Issue of Notes

        There is currently no public trading market for the notes. We have not applied and do not intend to apply to list the notes on any securities exchange. The underwriters have advised us that they presently intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from the initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization and Short Positions

        In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

No Sales of Similar Securities

        We have agreed that we will not, until the closing date, without first obtaining the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase debt securities of the Company, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Other Relationships

        Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions, financial advisory services and lending services to us and our affiliates in the ordinary course of business for which they have received or will receive customary fees and reimbursement of expenses.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Certain of the underwriters and/or their affiliates may hold positions in certain of our outstanding notes and/or may be agents and/or lenders in our credit facility. For example, certain affiliates of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are lenders under the revolving credit facility, and affiliates of Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are lenders under the Term Loan A Credit Facility. See "Use of Proceeds."

        Affiliates of certain underwriters will receive at least 5% of the net offering proceeds in connection with the repayment of a portion of the outstanding borrowings under our revolving credit facility. See "Use of Proceeds." Accordingly, this offering is made in compliance with the requirements of FINRA Rule 5121. Because the notes offered hereby have an investment grade rating, the appointment of a qualified independent underwriter will not be necessary. The underwriters subject to FINRA Rule 5121 will not confirm sales of the securities to any account over which they exercise discretionary authority without the prior written approval of the customer.

        U.S. Bank National Association serves as the trustee for the indenture governing the notes.

Notice to Prospective Investors in Canada

        The notes offered may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the share must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of Sales to EEA Retail Investors

        The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA") or in the United Kingdom ("UK"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); (ii) a customer within the meaning of Directive (EU) 2016/97, (as amended, the "Insurance Distribution Directive") where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the "Prospectus Regulation"). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the underlying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

        This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement, the accompanying prospectus and any other material in relation to the notes described herein are being distributed only to, and are directed only at persons outside the United Kingdom or, if in the United Kingdom, persons who are "qualified investors" (as defined in Regulation (EU) 2017/1129) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as "Relevant Persons." The notes are only available to, and any investment activity or invitation, offer or agreement to subscribe for, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement, the accompanying prospectus and their contents should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents. The notes are not being offered to the public in the United Kingdom. In addition, in the United Kingdom, the notes may not be offered other than by an underwriter that:

  •
  has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Market Act 2000 (as amended, the "FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

        The notes may not be offered or sold in Hong Kong by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the "SFO") and any rules made thereunder; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the "CO") or which do not constitute an offer to the public within the meaning of the CO; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended, the "FIEL"). In respect of the solicitation relating to the notes in Japan, no securities registration statement under Article 4, Paragraph 1 of the FIEL has been filed since this solicitation constitutes a "solicitation targeting QIIs" as defined in Article 23-13, Paragraph 1 of the FIEL (the "solicitation targeting QIIs"). The notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Resident of Japan, or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Resident of Japan, except through a solicitation constituting a solicitation targeting QIIs, which will be exempt from the registration requirements of the FIEL, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

        Any investor desiring to acquire the notes must be aware that the notes may not be Transferred to any other person unless such person is a QII.

        In this section:

  •
  "QII" means a qualified institutional investor as defined in the Cabinet Ordinance Concerning Definitions under Article 2 of the Financial Instruments and Exchange Law of Japan (Ordinance No. 14 of 1993 of the Ministry of Finance of Japan, as amended).

  •
  "Transfer" means a sale, exchange, transfer, assignment, pledge, hypothecation, encumbrance or other disposition of all or any portion of notes, either directly or indirectly, to another person. When used as a verb, the terms "Transfer" and "Transferred" shall have correlative meanings.

  •
  "Resident of Japan" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, whether directly or indirectly, to any person in Singapore other than:

  a)
  to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the "SFA")) pursuant to Section 274 of the SFA;

  b)
  to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

  c)
  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

    (i)
    to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

    (ii)
    where no consideration is or will be given for the transfer;

    (iii)
    where the transfer is by operation of law;

    (iv)
    as specified in Section 276(7) of the SFA; or

    (v)
    as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification

        In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are "prescribed capital markets products" (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

        This document is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act ("FinSA") and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

        The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China ("Taiwan") pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the "Place of Acceptance"), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

 VALIDITY OF SECURITIES

        The legality of the notes offered hereby will be passed upon for Micron by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Simpson Thacher & Bartlett LLP, Palo Alto, California, is acting as counsel to the underwriters.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended August 29, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access any document we file electronically with the SEC, including the registration statement of which this prospectus supplement and the accompanying prospectus form a part, including the exhibits and schedules to the registration statement.

        As permitted by the SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information that you can find in the registration statement or the exhibits to that statement. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement, provided, however, that nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC, including under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

  •
  our Annual Report on Form 10-K for the year ended August 29, 2019;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended November 28, 2019 and February 27, 2020;

  •
  Information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended August 29, 2019, from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 9, 2019; and

  •
  our Current Reports on Form 8-K filed on October 17, 2019, November 1, 2019, December 11, 2019, January 23, 2020 (as amended by that Form 8-K/A filed on January 23, 2020), March 12, 2020, and March 13, 2020.

        You may request a copy of these filings at no cost by contacting our Investor Relations department by visiting our Web site at www.micron.com, by calling (208) 368-4000, by writing to Investor Relations, Micron Technology, Inc., Mail Stop 407, 8000 South Federal Way, P.O. Box 6, Boise, ID 83707-0006. The information contained or incorporated in our website is not part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

MICRON TECHNOLOGY, INC.

Common Stock
Debt Securities
Warrants
Purchase Contracts
Units

        We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

        Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement, together with any documents we incorporated by reference, before you invest in any of our securities.

        We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled "About this Prospectus" and "Plan of Distribution" for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

        INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE "RISK FACTORS" INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN OR INCORPORATED BY REFERENCE IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

        Our common stock is listed on The NASDAQ Global Select Market ("NASDAQ") under the symbol "MU." On October 9, 2017, the last reported sale price of our common stock on NASDAQ was $40.96 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 10, 2017.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, using a "shelf" registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information; Incorporation by Reference."

        We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover or as otherwise specified therein and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

        When we refer to "Micron," "we," "our," "us" and the "Company" in this prospectus, we mean Micron Technology, Inc. and our consolidated subsidiaries, unless the context indicates otherwise or unless otherwise specified. When we refer to "you," we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

        We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

        Our web site address is www.micron.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

Incorporation by Reference

        The SEC's rules allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

        We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act" in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

        This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

  •
  Our Annual Report on Form 10-K for the fiscal year ended September 1, 2016 (as updated by the Current Report on Form 8-K filed with the SEC on October 10, 2017).

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended December 1, 2016, March 2, 2017 and June 1, 2017.

  •
  Information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 1, 2016 from our Definitive Proxy Statement on Schedule 14A filed on December 8, 2016.

  •
  Our Current Reports on Form 8-K filed with the SEC on September 2, 2016, October 11, 2016, October 24, 2016, October 27, 2016, November 9, 2016, November 18, 2016, December 6, 2016, January 19, 2017, February 3, 2017, February 16, 2017, March 27, 2017, April 10, 2017, April 28, 2017, May 17, 2017, June 28, 2017, July 27, 2017 and October 10, 2017.

  •
  The description of our common stock, par value $0.10 per share, contained in our registration statement on Form 8-A, filed with the SEC on November 28, 1990, including any subsequently filed amendments and reports updating such description.

  •
  The description of our common stock purchase rights contained in our registration statement on Form 8-A, filed with the SEC on July 22, 2016, including any subsequently filed amendments and reports updating such description.

        All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

        You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632
(208) 368-4000

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

        The information accessible through any website referred to in this prospectus or any document incorporated herein is not, and should not be deemed to be, a part of this prospectus.

THE COMPANY

        We are an industry leader in innovative memory and storage solutions. Through our global brands—Micron®, Crucial®, and Ballistix®—our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash, and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by more than 35 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning, and autonomous vehicles in key market segments like cloud, data center, networking, and mobile.

        Micron, a Delaware corporation, was originally incorporated in 1978. Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and our telephone number is (208) 368-4000. Our common stock is currently listed on NASDAQ under the symbol "MU."

RISK FACTORS

        Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to the other information contained in this prospectus, in any accompanying prospectus supplement, or incorporated by reference herein or therein, you should carefully consider the risks described under "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under "Risk Factors" contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with a specific offering. See "Where You Can Find More Information; Incorporation by Reference."

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the historical ratios of earnings to fixed charges for Micron and its consolidated subsidiaries for the periods indicated.

	Fiscal Year
						Nine Months Ended June 1, 2017
	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	—	7.4x	8.3x	6.2x	—	7.2x

(1)
For the purpose of calculating such ratios, "earnings" consist of income from continuing operations before income taxes, equity in net income (loss) of equity method investees and noncontrolling interests plus "fixed charges." Fixed charges consist of interest expense (net of capitalized portion), capitalized interest, amortization of debt discount and the portion of rental expense representative of interest expense. Earnings before fixed charges were inadequate to cover total fixed charges by $311 million and $752 million for fiscal years 2016 and 2012, respectively.

DESCRIPTION OF SECURITIES

        We may issue from time to time, in one or more offerings, the following securities:

  •
  shares of common stock, par value $0.10 per share, of the Company;

  •
  debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible;

  •
  warrants;

  •
  purchase contracts; and

  •
  units.

        Each share of common stock of the Company registered hereunder will include the right to acquire additional common stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

        We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of any common stock, debt securities, warrants, purchase contracts or units issued by us that may be offered or sold pursuant to this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

PLAN OF DISTRIBUTION

        We may sell the offered securities from time to time:

  •
  through underwriters or dealers;

  •
  through agents;

  •
  directly to one or more purchasers; or

  •
  through a combination of any of these methods of sale.

        We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

        Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Micron Technology, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

        The financial statements incorporated in this prospectus by reference to Micron Technology, Inc.'s Current Report on Form 8-K dated October 10, 2017 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Micron Technology, Inc. for the year ended September 1, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

Micron Technology, Inc.

            % Senior Notes due 20

PROSPECTUS SUPPLEMENT

                , 2020

Joint Book-Running Managers

Citigroup	Credit Suisse	Morgan Stanley